(d)(1)(i)

January 1, 2015

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated November 18, 2014, between Voya Variable Portfolios, Inc. (“VVPI”’) and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to modify the breakpoints to the annual investment management fees for Voya International Index Portfolio, Voya Russell™ Large Cap Growth Index Portfolio, Voya Russell™ Large Cap Value Index Portfolio, Voya Russell™ Mid Cap Growth Index Portfolio, and Voya U.S. Bond Index Portfolio (collectively, the “Portfolios”), each a series of VVPI, effective on January 1, 2015, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, which indicates the modified breakpoints to the annual investment management fees for the Portfolios, is attached hereto.

Please signify your acceptance to the modified breakpoints to the annual investment management fees for the aforementioned Portfolios by signing below where indicated.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Variable Portfolios, Inc.

ACCEPTED AND AGREED TO:
Voya Investments, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

VOYA VARIABLE PORTFOLIOS, INC.

and

VOYA INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)

Voya Australia Index Portfolio	May 7, 2013	0.60%

Voya Emerging Markets Index Portfolio	May 7, 2013	0.55%

Voya Euro STOXX 50® Index Portfolio	May 7, 2013	0.60%

Voya FTSE 100 Index® Portfolio	May 7, 2013	0.60%

Voya Global Value Advantage Portfolio	May 7, 2013	0.46% on first $500 million 0.43% on next $500 million 0.41% thereafter

Voya Hang Seng Index Portfolio	May 7, 2013	0.60% on first $250 million 0.50% on next $250 million 0.45% thereafter

Voya Index Plus LargeCap Portfolio	May 7, 2013	0.35%

Voya Index Plus MidCap Portfolio	May 7, 2013	0.40%

Voya Index Plus SmallCap Portfolio	May 7, 2013	0.40%

Voya International Index Portfolio	January 1, 2015	0.38% on first $500 million 0.36% on next $500 million 0.34% on next $500 million 0.32% thereafter

Voya Japan TOPIX Index® Portfolio	May 7, 2013	0.60%

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)

Voya Russell™ Large Cap Growth Index Portfolio	January 1, 2015	0.40% on first $500 million 0.38% on next $500 million 0.36% thereafter

Voya Russell™ Large Cap Index Portfolio	May 7, 2013	0.25% on first $1 billion 0.23% on next $1 billion 0.21% thereafter

Voya Russell™ Large Cap Value Index Portfolio	January 1, 2015	0.40% on first $250 million 0.30% on next $250 million 0.25% thereafter

Voya Russell™ Mid Cap Growth Index Portfolio	January 1, 2015	0.40% on first $500 million 0.38% on next $500 million 0.36% thereafter

Voya Russell™ Mid Cap Index Portfolio	May 7, 2013	0.31% on first $2 billion 0.24% on next $2 billion 0.18% thereafter

Voya Russell™ Small Cap Index Portfolio	May 7, 2013	0.33% on first $1 billion 0.31% on next $1 billion 0.29% thereafter

Voya Small Company Portfolio	May 7, 2013	0.75%

Voya U.S. Bond Index Portfolio	January 1, 2015	0.32% on first $500 million 0.30% on next $500 million 0.28% on next $1 billion 0.26% on next $2 billion 0.24% on next $2 billion 0. 22% thereafter